Exhibit 99.1

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Investor Relations

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The Wet Seal, Inc. Announces New Chief Financial Officer

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—Nov. 29, 2005—Specialty retailer The Wet Seal, Inc. (Nasdaq:WTSLA - News) today announced the selection of John Luttrell as Executive Vice President and Chief Financial Officer.

Mr. Luttrell is joining The Wet Seal, Inc. from Cost Plus, Inc., where he has spent the last 5 years as Senior Vice President and Chief Financial Officer. He was promoted to Executive Vice President of Finance for Cost Plus in October of 2004.

Prior to Cost Plus, Mr. Luttrell spent 2 years as VP, Controller for Bugle Boy Industries, Inc. He began his career with Arthur Andersen in Chicago, IL and later spent 5 years as Vice President, Controller and Planning for Midway Airlines, Inc.

Mr. Luttrell is a graduate of Purdue University where he received a Bachelor of Science degree in General Management and Accounting, summa cum laude.

“We are very pleased to have John join the Wet Seal family,” said Joel Waller, chief executive officer of The Wet Seal, Inc. “John brings a strong public accounting background in rapid growth, large multi-store environments. We are confident in his abilities to help us execute our strategy and vision.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 402 stores in 46 states, the District of Columbia and Puerto Rico, including 309 Wet Seal stores and 93 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.